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Exhibit 4.9
-----------
                                                      Banc One Leasing
                                                      Corporation
                                                      1717 Main Street 3rd Floor
                                                      Dallas TX  75201


Jerry Orler                                                   November 12, 1997
Chief Financial Officer
USA Truck, Inc.                            REVISED PROPOSAL
3108 Industrial Park Road
Van Buren, AR  72956

Re: TRAC Lease Commitment of Fleet Capital Corporation

Dear Jerry:

Banc One Leasing Corporation is pleased to submit the following lease proposal for your review and consideration. Upon your approval, this proposal will constitute Lessee's application to Lessor. This is for discussion purposes only and the terms and provisions are subject, among other things, to approval in accordance with Lessor's internal procedures, as well as certain additional conditions set for in the following.

LESSOR:                                     Banc One Leasing Corporation

LESSEE:                                     USA Truck, Inc.
                                            Van Buren, AR

GUARANTOR:                                  None Anticipated

EQUIPMENT:                                  Approximately  180 New FLD  Sleepers
                                            with Detroit Diesel, 12.7 liter
                                            Series 60 engines. Exact quantity to
                                            be determined on a monthly basis.

                                            The Equipment constitutes a "motor
                                            vehicle" within the meaning of
                                            section 7701 (h) of the Internal
                                            Revenue Code of 1986, as amended
                                            (the "Code").

EQUIPMENT COST:                             Anticipated total cost of
                                            $12,600,000

DELIVERY AND
ACCEPTANCE DATE:                            Between August 1, 1998 and December
                                            23, 1998

COMMENCEMENT DATE:                          Monthly   on  the  15th  or  30th
                                            during the month of delivery.
                                            Commencement dates prior to the 15th
                                            or 30th may result in interim rents
                                            prior to lease schedule
                                            commencement.

INTERIM RENT:                               On the Lease Term Commencement
                                            Date (if other than the 15th or 30th
                                            of the month), Lessee will pay
                                            Interim Rent equal to the product of
                                            the daily equivalent of the Lease
                                            Term Rental factor and the number of
                                            days between the funding date to the
                                            Lease Term Commencement Date.

LEASE TERM:                                 42 Months



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LEASE TERM RENT:                            Lessee would be required
                                            to make forty-two (42) equal
                                            consecutive monthly rents, each in
                                            arrears, equal to the following Rent
                                            Factors as a percentage of Equipment
                                            Cost:

                                            MONTH OF                         MONTHLY              COST OF
                                            DELIVERY                       RATE FACTOR           BORROWING
                                                                                                 INCLUDING
                                                                                                 40% TRAC
                                                                                                 RESIDUAL
                                            August, 1998                    1.745436%             5.3076%
                                            September, 1998                 1.740356%             5.2236%
                                            October, 1998                   1.737341%             5.1737%
                                            November, 1998                  1.732566%             5.0947%
                                            December, 1998                  1.727642%             5.0131%


                                            Example:        $ 2,500,000.00   Approximate equipment cost
                                                            x    .01737341   October, 1998 rate factor
                                                            --------------   Monthly payment
                                                            $    43,433.53


ADJUSTMENTS TO RENT:                        The current Rent Factor is based
                                            upon the U.S. Treasury Note Index of
                                            5.69% (April, 2001 Treasury Note)
                                            per annum as of October 27, 1997. If
                                            the U.S. Treasury Note Index
                                            increased or decreases before the
                                            funding date of a Lease Schedule,
                                            then the applicable Rent Factor
                                            shall be adjusted to reflect the
                                            effect of the change in the U.S.
                                            Treasury Note Index on the original
                                            implicit rate associated with the
                                            original Rent Factor. However, once
                                            a Lease Schedule is funded, the Rent
                                            Factor for that Lease Schedule will
                                            remain fixed for the Lease Term.

INDEX FOR LEASE FACTOR:                     "U.S.  Treasury  Note Index" means
                                            the yield to maturity for 3 1/2-Year
                                            Treasuries (as defined below as
                                            published in The Wall Street Journal
                                            or if not published in The Wall
                                            Street Journal, in a comparable
                                            publication as reasonably determined
                                            by Lessor). 3 1/2-Year Treasuries
                                            means the U.S. Treasury Notes (not
                                            bills or bonds) which have a
                                            maturity month as near as possible
                                            to the month which is 3 1/2-years
                                            after the date the Lessor prepares
                                            the applicable funding documents;
                                            provided that 3 1/2-Year Treasuries
                                            shall exclude any stripped U.S.
                                            Treasury Notes and any U.S. Treasury
                                            Notes which have multiple maturity
                                            or call dates. If more than one
                                            issue of U.S. Treasury Notes has the
                                            applicable maturity month, then the
                                            U.S. Treasury Note with the highest
                                            yield to maturity shall be used to
                                            determine the Treasury Note Index.

TERMINAL RENTAL
ADJUSTMENT CLAUSE:                          As permitted  by Section  7701 (h)
                                            of the Code, the lease will contain
                                            a Terminal Rental Adjustment Clause
                                            ("TRAC") requiring the total rentals
                                            to be adjusted upward or downward by
                                            reference to the net proceeds
                                            received by Lessor from the sale of
                                            the Equipment following lease
                                            expiration. At the end of the Lease
                                            Term, Lessor shall retain the net
                                            proceeds of the sale of the
                                            vehicle(s) and shall make one of the
                                            following "terminal rental
                                            adjustments": (I) if the vehicle(s)
                                            is/are sold at a net price below the
                                            TRAC Value, then Lessee will pay
                                            ----- Lessor al of the shortfall, or
                                            (ii) if the vehicle(s) is/are sold
                                            at a net price above the TRAC Value,
                                            then lessor will pay Lessee all the
                                            ----- excess provided.

TRAC VALUE:                                 The  agreed  upon TRAC  value for
                                            each vehicle will be forty percent
                                            (40%) of Equipment Cost.



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MASTER LEASE:                               USA  Truck has  previously  executed
                                            a Master Lease Agreement which shall
                                            continue for these lease
                                            transactions

RETURN OPTION: If Lessee does not purchase the Equipment at the end of the Lease Term, then Lessee shall return the Equipment to Lessor at Lessee's expense; provided that the Equipment must be in good condition and working order and must comply with all terms and conditions of the Lease.

TYPE OF LEASE:                              This  will  be  a  non-cancelable
                                            net lease transaction, whereby
                                            appraisal, documentation, insurance,
                                            legal, maintenance, operating, and
                                            registration costs, taxes relating
                                            to the purchase, lease, possession
                                            and use for Lessee's account. Lessor
                                            and Lessee intend and agree that
                                            Lessor is and will be the owner of
                                            the Equipment for Federal income tax
                                            purposes.

ASSUMED TAX BENEFITS:                       The above quotation(s) assume(s)
                                            that the Equipment constitutes
                                            3-year Modified Asset Cost Recover
                                            System property and that the Lessor
                                            will depreciate the Equipment.
                                            Lessee will indemnify the Lessor if
                                            the Assumed Tax Benefits are not
                                            available to the Lessor.

PERSONAL PROPERTY
TAXES: Lessor will allow Lessee to be responsible for all property tax filings. Proof of paid personal property taxes will be required by Lessor.

DEPOSIT/COMMITMENT FEE:                     Upon  acceptance  of this  proposal,
                                            Lessee shall remit to Lessor a
                                            deposit check equal to $31,500.00
                                            (.25% of total equipment cost). If
                                            Lessor fails to approve the proposed
                                            transaction, the deposit will be
                                            refunded in full to Lessee without
                                            interest. IF LESSOR APPROVES THE
                                            PROPOSED TRANSACTION, THE DEPOSIT
                                            SHALL BE DEEMED EARNED AND WILL BE
                                            APPLIED FULLY TO THE INITIAL RENTAL
                                            PAYMENTS.

ACCEPTANCE OF
PROPOSAL:                                   Lessee must acknowledge it
                                            acceptance of this lease proposal by
                                            signing and returning the enclosed
                                            copy of this letter to Lessor,
                                            together with the Commitment Fee, by
                                            November 21, 1997.

PROPOSAL ONLY:                              This  letter  is  not  a
                                            commitment to undertake this
                                            specific financing. A commitment can
                                            be issued only after full economic
                                            review and subsequent approval by
                                            the appropriate officers of Lessor.
                                            Lessor reserves the right to decline
                                            the issuance of a commitment for any
                                            reason whatsoever. If a commitment
                                            is issued by Lessor, it may modify
                                            the terms of this proposal and may
                                            add such additional requirements
                                            (including, but not limited to,
                                            requirements of guaranties or other
                                            credit support, and/or special
                                            equipment maintenance and return
                                            conditions) as Lessor may deem
                                            advisable. A commitment shall not be
                                            binding on Lessor unless it is in
                                            writing and signed by Lessor. Lessor
                                            will have sole right of
                                            assignability of this proposal or
                                            any lease between Lessee and Lessor.

Please fell free to contact me if you have any questions, or would like to discuss this proposal in greater detail. Upon receipt of the signed proposal and the commitment fee, we will promptly begin the approval process so that we may be in a position to finalize this transaction with you in a timely manner. Thank you for allowing us the opportunity to be service to USA Truck!


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                                               Sincerely,

                                               BANC ONE LEASING CORPORATION

                                               By: /s/ SHANE TAYLOR
                                               TITLE:  V.P.-Regional Sales
                                                       Officer

Accepted 11-19, 1997

USA TRUCK, INC.
By:  /s/ JERRY D. ORLER
Title:  C.F.O.






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